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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


                   PINNACLE AIRLINES RELEASES JANUARY TRAFFIC

                            PASSENGER LOAD FACTOR 69%


MEMPHIS TENN. (FEBRUARY 7, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), released its passenger and traffic levels for January 2006 today.

For January, Pinnacle flew 463.4 million Available Seat Miles ("ASMs"), an increase of 11.1% over January 2005 levels. Revenue Passenger Miles ("RPMs") expanded 33.3% to 319.6 million. Passenger Load Factor was 69.0%, an increase of
11.5 points over January 2005 levels. Pinnacle transported 653,962 Customers during the month, 31.6% more than the same period last year.

Also for the month, Pinnacle operated 35,385 block hours and completed 20,957 cycles, increases of 7.4% and 12.8%, respectively, over January 2005 levels. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

                                 JANUARY TRAFFIC


                           2006         2005         CHANGE
ASMs (000)                463,388      416,929         11.1%
RPMs (000)                319,629      239,802         33.3%
Load Factor                  69.0%        57.5%     11.5 pts
Passengers                653,962      497,103         31.6%
Block Hours                35,385       32,945          7.4%
Cycles                     20,957       18,578         12.8%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its focus city of Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,450 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management.


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Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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